UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Nxu, Inc.
(Exact name of registrant as specified in its charter)

Delaware	92-2819012
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1828 N Higley Road, Suite 116, Mesa, Arizona	85205
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Class A Common Stock, par value $0.0001	The NASDAQ Stock Market LLC
Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☒

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Form S-4 (File No. 333-271280)

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Registration Statement on Form 8-A is being filed by Nxu, Inc., a Delaware corporation (“Nxu”), in connection with the reorganization merger pursuant to the Agreement and Plan of Merger, dated as of April 16, 2023 (the “Reorganization Agreement”), by and among Nxu, Atlis Motor Vehicles Inc. (“Atlis”), a Delaware corporation, and Atlis Merger Sub, Inc., a Delaware corporation and, as of immediately prior to the consummation of such merger, a wholly-owned subsidiary of Nxu (“Merger Sub”). The Reorganization Agreement provided for the merger of Atlis and Merger Sub, with Atlis surviving the merger as a wholly-owned subsidiary of Nxu and Nxu replacing Atlis as the publicly held corporation traded on the Nasdaq Stock Market LLC (“Nasdaq”). It is currently expected that, on May 15, 2023, shares of Nxu Class A Common Stock will commence trading under the ticker symbol “NXU” on Nasdaq.

Item 1. Description of Registrant’s Securities to be Registered.

Nxu hereby incorporates by reference the description of its Class A common stock, to be registered hereunder, as set forth under the heading “Description of Capital Stock – Description of Holdings Capital Stock” in the registration statement on Form S-4 (File No. 333-271280) filed with the U.S. Securities and Exchange Commission on April 17, 2023, as amended or supplemented.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on Nasdaq, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Registrant:	Nxu, Inc.

Date:	May 12, 2023

By:	/s/ Mark Hanchett
Name:	Mark Hanchett
Title:	Chief Executive Officer